Exhibit (e)(13)

AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

AMENDMENT made as of November __, 2018 to the Distribution Services Agreement (the "Agreement") made as of July 22, 1992, as amended April 30, 1993, June 4, 1996, November 3, 2003, December 16, 2004, June 14, 2006, December 16, 2009, March 8, 2010, December 7, 2011, May 1, 2013, August 9, 2013, May 8, 2014 and April 22, 2016 between AB BOND FUND, INC. (formerly AllianceBernstein Bond Fund, Inc. and Alliance Bond Fund, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

WITNESSETH

WHEREAS, the Fund and the Underwriter are parties to the Agreement;

WHEREAS, the Fund and the Underwriter wish to amend the Agreement in the manner set forth herein;

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1. Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

(b)       Except as may be required by FINRA rules and interpretations, the Fund will pay to the Underwriter each month a distribution services fee with respect to each portfolio of the Fund specified by the Fund's Directors (a "Portfolio") that will not exceed, on an annualized basis:

(i)       For Intermediate Bond Portfolio, Bond Inflation Strategy, All Market Real Return Portfolio, Municipal Bond Inflation Strategy, Limited Duration High Income Portfolio and Tax-Aware Fixed Income Portfolio, 0.30% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to Class R shares and 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class K shares;

(ii)       For FlexFee High Yield Portfolio, Income Fund, FlexFee International Bond Portfolio and Short Duration Income Portfolio, 0.25% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to Class R shares and 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class K shares;

i)       For Tax-Aware Fixed Income Portfolio, 0.30% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares and 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares; and

(iii)       For Bond Inflation Strategy, Municipal Bond Inflation Strategy, Limited Duration High Income Portfolio, Tax-Aware Fixed Income Portfolio, FlexFee High Yield Portfolio, Income Fund, FlexFee International Bond Portfolio and Short Duration Income Portfolio, the Fund will pay to the Underwriter each month a distribution services fee specified by the Fund's Directors that will not exceed, on an annualized basis, 0.10% of the aggregate average daily net assets of the Portfolio attributable to Class 1 shares; for All Market Real Return Portfolio, the Fund will pay to the Underwriter each month a distribution services fee specified by the Fund's Directors that will not exceed, on an annualized basis, 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class 1 shares.

With respect to each Portfolio, the distribution services fee will be used in its entirety by the Underwriter to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of each Portfolio, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to each Portfolio's shareholders. A portion of the distribution services fee that will not exceed, on an annualized basis, .25% of the aggregate average daily net assets of the Portfolio attributable to each of the Class A shares, Class B shares, Class C shares, Class R shares, Class K shares and Class 1 shares will constitute a service fee that will be used by the Underwriter for personal service and/or the maintenance of shareholder accounts within the meaning of FINRA rules and interpretations.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

AB BOND FUND, INC.

By: Eric C. Freed Title: Assistant Secretary

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By: Stephen J. Laffey Title: Assistant Vice President

Accepted as of the date written above ALLIANCEBERNSTEIN L.P.

By:
Name:	Emilie D. Wrapp
Title:	Assistant Secretary